3010 Science Park/Singular - Page 1

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Third Amendment”) is made this 2 day of August, 2024 (the “Effective Date”), between ARE-SD REGION NO. 27, LLC, a Delaware limited liability company (“Landlord”), and SINGULAR GENOMICS SYSTEMS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Lease Agreement dated as of June 26, 2020 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated January 19, 2022 (the “First Amendment”), and that certain Second Amendment to Lease Agreement dated as of July 19, 2023 (the “Second Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises containing approximately 78,498 rentable square feet (the “Premises”) in a building located at 3010 Science Park Road, San Diego, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, reflect the termination of the Lease with respect to that certain portion of the Premises containing approximately 39,947 rentable square feet, consisting of a portion of the first floor of the Building (which is being converted into a common area lobby) and the entire second floor of the Building, as shown on Exhibit A attached to this Third Amendment (collectively, the “Reduction Premises”), on February 28, 2025 (the “Reduction Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Return of Reduction Premises. The Lease with respect to the Reduction Premises shall terminate at 11:59 p.m. on the Reduction Date. Tenant shall voluntarily surrender the Reduction Premises on or before such date in accordance with Section 28 of the Original Lease and in the condition in which Tenant is required to surrender the Premises as of the expiration of the Lease. Notwithstanding the foregoing, Tenant shall not be required to remove or restore any Tenant Improvements, Alterations, Installations or Transferred Personal Property (as defined in Section 10(a) below) existing in the Reduction Premises as of the Effective Date, nor shall Tenant have the right to remove any Tenant Improvements, Alterations, Installations or Transferred Personal Property at any time, except for the Fume Hood Removal described in Section 10(b) below. Subject to the terms of this Section 1, Landlord shall accept the Reduction Premises and the Transferred Personal Property in its current as-is condition, normal wear and tear excepted. From and after the Reduction Date, Tenant shall have no further rights or obligations of any kind with respect to the Reduction Premises. Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Reduction Premises and termination of the Lease with respect to the Reduction Premises as provided for herein (including, without limitation, those obligations in connection with the reconciliation of Operating Expenses pursuant to Section 5 of the Original Lease), and if Tenant remains in possession of the Reduction Premises following the Reduction Date, the holdover provisions of Section 8 of the Original Lease with respect to the Reduction Premises shall apply. Nothing herein shall excuse Tenant from its obligations under the Lease with respect to the Reduction Premises prior to the Reduction Date.
2.
Lease Modification Payment. In consideration of Landlord’s agreement to enter into this Third Amendment, Tenant shall, within 2 business days following the Effective Date, deliver to Landlord a lease modification payment in the amount of $4,500,000 (the “Lease Modification Payment”). For avoidance of doubt, the Lease Modification Payment is being paid to Landlord as consideration

3010 Science Park/Singular - Page 2

for Landlord entering into this Third Amendment and shall not be applied to any of Tenant’s obligations under the Lease. Notwithstanding anything to the contrary contained in this Third Amendment, if Tenant does not surrender the Reduction Premises on or before the Reduction Date in accordance with the terms of this Third Amendment, the Term of the Lease with respect to the Reduction Premises shall nonetheless terminate on the Reduction Date.
3.
Defined Terms. Commencing on March 1, 2025 (the “Premises Adjustment Date”), the defined terms “Premises,” “Project,” “Rentable Area of Premises,” “Rentable Area of Project,” “Tenant’s Share of Operating Expenses of Building,” “and “Building’s Share of Operating Expenses of Project,” which are defined in the Lease, shall be deleted in their entirety and replaced with the following, and a new defined term of “Rentable Area of Building” shall be added to the Lease, as set forth below:

“Premises: That portion of the Building containing approximately 43,514 rentable square feet, consisting of (i) Suite 100 located on the first floor of the Building, (ii) a cold room located directly off of the common shipping and receiving area in the garage level of the Building, and (iii) a machine shop/facilities storage area in the northwest corner of garage level of the Building, all as shown on Exhibit A.”

“Project: The real property commonly known as “One Alexandria Square” on which the Building in which the Premises are located and those certain buildings known as or to be known as 10935 Alexandria Way, 10945 Alexandria Way, 10955 Alexandria Way and 10975 North Torrey Pines Road, San Diego, California, and the land on which they are all located, together with all existing and future improvements thereon including, without limitation, parking structure(s), parking areas, and amenities building(s) and all appurtenances thereto, the current contemplated configuration of which is as shown on Exhibit B.

The Project is contemplated to be known as One Alexandria Square, however, the name and all aspects of the improvements at the Project shall remain subject to change(s) by Landlord.”

“Rentable Area of Premises: 43,514 sq. ft.”

“Rentable Area of Building: 87,631 sq. ft.”

“Rentable Area of Project: 465,776 sq. ft.”

“Tenant’s Share of Operating Expenses of Building: 49.66%”

“Building’s Share of Operating Expenses of Project: 18.81%”

4.
Premises and Project. As of the Premises Adjustment Date, (a) the depiction of the Premises as shown on Exhibit A attached to the Original Lease shall be deleted in its entirety and replaced with the depiction of the Premises as shown on Exhibit B attached to this Third Amendment, and (b) the legal description of the Project as shown on Exhibit B-1 attached to the Original Lease and the depiction of the Project as shown on Exhibit B-2 attached to the Original Lease shall both be deleted in their entirety and replaced with a single exhibit showing a depiction of the Project as shown on Exhibit C attached to this Third Amendment.
5.
Base Rent.
a.
Generally. Tenant shall continue to pay Base Rent with respect to the entire Premises (including the Reduction Premises) as provided under the Lease through the Reduction Date. Commencing on the Premises Adjustment Date, notwithstanding anything to the

3010 Science Park/Singular - Page 3

contrary contained in the Lease, Tenant shall pay Base Rent with respect to the remaining Premises (but not the Reduction Premises) in the amount of $211,648.35 per month. On May 1, 2025, and on each May 1st thereafter (each, a “Third Amendment Adjustment Date”), Base Rent shall increase to the sum of (i) the Base Rent payable immediately before such Third Amendment Adjustment Date multiplied by 3%, plus (ii) the Base Rent payable immediately prior to such Third Amendment Adjustment Date.
b.
Base Rent Abatement. The second paragraph of Section 3 of the Second Amendment is hereby deleted in in its entirety and replaced with the following:

“Notwithstanding anything to the contrary contained in the Lease, so long as Tenant is not in default under the Lease, Base Rent shall be abated commencing on May 1, 2025, through October 31, 2025 (the “Abatement Period”). Tenant shall commence paying full Base Rent with respect to the remaining Premises on the first day immediately following the expiration of the Abatement Period. For avoidance of doubt, during the Abatement Period, Tenant shall be required to pay administration rent each month equal to the amount of administration rent that Tenant would have been required to pay in the absence of there being an Abatement Period.”

c.
TI Allowance. For the avoidance of doubt, Tenant no longer has the right to request any disbursements of the Tenant Improvement Allowance under the Work Letter (as amended by the First Amendment). Furthermore, Tenant shall continue to be responsible for all Additional Rent under Section 4(b) of the Original Lease (as amended by the First Amendment) in connection with any Tenant Improvement Allowance utilized by Tenant.
6.
Operating Expenses.
a.
Generally. As of the Premises Adjustment Date, in order to reflect the conversion of the Building from a single-tenant building to a multi-tenant building, the first sentence of the second paragraph of Section 5 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever actually incurred or accrued each calendar year by Landlord with respect to (i) the Building and any legal parcel on which the Building is located, (ii) the parking area and parking structure serving the Project (and for the avoidance of doubt, Tenant is responsible during the Term for the percentage which is Tenant’s pro rata share of the costs and expenses for the parking area and parking structure) but not any of the costs of designing and constructing the parking structure, and (iii) the Project Amenities (as defined below) and the Project but with respect to the Project only to the extent that each building is being allocated its equitable share of such costs and expenses (and for the avoidance of doubt, Tenant is responsible during the Term for Tenant’s pro rata share of the percentage that is the Building’s Share of Operating Expenses of Project of the costs and expenses for matters described in this clause (iii)).”

b.
Administration Rent. In accordance with Section 2 of the First Amendment, commencing on the Premises Adjustment Date, administration rent shall be increased to 3% since Landlord will be assuming all or a portion of the Tenant Maintenance Obligations pursuant to Section 8 below.
7.
Demising Improvements. Landlord shall be responsible, at Landlord’s cost, for constructing demising improvements to create a common area lobby, pursuant to the space plans set forth on Exhibit D attached hereto (as the same may be further developed or amended by Landlord) (the “Demising Improvements”). Landlord shall begin constructing the Demising Improvements no earlier than the Premises Adjustment Date, unless otherwise agreed to by Landlord and Tenant in writing. The Demising Improvements constructed on the first floor of the Building shall be

3010 Science Park/Singular - Page 4

reasonably consistent with the aesthetic and existing finishes in the Building. Tenant acknowledges and agrees that following the Reduction Date, Landlord will require access to portions of the Premises in order to perform the Demising Improvements. Landlord and its contractors and agents shall have the right to enter the Premises to perform the Demising Improvements, and Tenant shall cooperate reasonably with Landlord in connection with same. Landlord shall schedule all access in advance with Tenant. Landlord shall be required to restore any damage to the Premises caused by the construction of the Demising Improvements to at least the condition equal to that existing prior to the damage.

Tenant acknowledges that construction noise, vibrations and dust associated with normal construction activities in connection with Landlord’s performance of the Demising Improvements and improvements on the second floor of the Building are to be expected during the course of such construction, and that such construction may adversely affect Tenant’s use and occupancy of the Premises. Tenant waives all claims against Landlord for rent abatement in connection with such construction activities. Landlord will exercise commercially reasonable efforts in any such construction activity to limit the amount of interference with Tenant’s ability to use the Premises for the Permitted Use. Landlord shall communicate on an on-going basis with Tenant as to the scheduling of major construction activities, and Landlord shall accommodate reasonable scheduling requests by Tenant to the extent such scheduling requests do not increase the cost of such planned Landlord construction activities or adversely affect Landlord’s ability to perform its obligations under other tenant leases.

8.
Premises Improvements. Landlord shall make available to Tenant a tenant improvement allowance in the amount of $250,000.00 in the aggregate (the “Improvement Allowance”), for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord in the remaining Premises (the “Premises Improvements”), and which Premises Improvements shall be constructed pursuant to a scope of work reasonably acceptable to Landlord and Tenant. The Improvement Allowance shall be available only for the design and construction of the Premises Improvements. Tenant acknowledges that upon the expiration of the Term of the Lease, the Premises Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Improvement Allowance, Tenant shall be solely responsible for all of the costs of the Premises Improvements. The Premises Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease. The contractor for the Premises Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Premises Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above. Notwithstanding anything to the contrary contained herein, Tenant shall be permitted to use the Improvement Allowance for the Fume Hood Removal, the storage of such removed fume hoods and installation of 2 of such fume hoods in the remaining Premises.

During the course of design and construction of the Premises Improvements, Landlord shall reimburse Tenant for the cost of the Premises Improvements once a month against a draw request in Landlord’s standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Premises Improvements (and prior to any final disbursement of the Improvement Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Premises Improvements and final lien waivers

3010 Science Park/Singular - Page 5

from all such contractors and subcontractors; and (ii) “as built” plans for the Premises Improvements. Notwithstanding the foregoing, if the cost of the Premises Improvements exceeds the Improvement Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Improvement Allowance. The Improvement Allowance shall only be available for use by Tenant for the construction of the Premises Improvements commencing on the Effective Date through the Reduction Date. Any portion of the Improvement Allowance which has not been properly requested by Tenant from Landlord on or before the Reduction Date shall be forfeited and shall not be available for use by Tenant.

9.
Tenant Maintenance Obligations. Tenant acknowledges and agrees that in order to convert the Building from a single-tenant building to a multi-tenant building, (i) Landlord will modify certain Building Systems as part of the Demising Improvements so that such Building Systems can be shared by Tenant and other tenants of the Building, and (ii) commencing on the Premises Adjustment Date, Tenant shall not be responsible for the maintenance of such shared Building Systems. As of the Premises Adjustment Date, the schedule of Tenant Maintenance Obligations set forth on Exhibit G attached to the Original Lease (as modified by Exhibit A attached to the First Amendment) is hereby deleted in its entirety and replace with Exhibit E attached to this Third Amendment.
10.
Personal Property.
a.
Generally. Landlord and Tenant hereby agree that, as consideration for entering into this Third Amendment, effective as of the Reduction Date, Tenant shall transfer certain furniture, fixtures and equipment to Landlord (the “Transferred Personal Property”), pursuant to a Bill of Sale and Assignment in the form attached hereto as Exhibit F. Subject to the immediately prior sentence, any personal property of Tenant remaining in the Reduction Premises after the Reduction Date is hereby agreed to be abandoned by Tenant and may be disposed of by Landlord, in Landlord’s sole discretion, without obligation or liability of any kind to Tenant.
b.
Fume Hoods. Tenant shall be permitted to remove 3 fume hoods from that portion of the Reduction Premises located on the second floor of the Building as shown on Exhibit K attached hereto, provided that (i) Tenant shall complete such removal prior to the Reduction Date, (ii) Tenant will be required to safe off, test and rebalance in connection with such removal, and repair any damage as a result of such removal, and (iii) subject to Section 8 above (i.e., the application of the Improvement Allowance towards the Fume Hood Removal), Tenant shall be solely responsible for the cost of such removal (the “Fume Hood Removal”).
11.
Project Amenities. Notwithstanding anything to the contrary contained in Sections 5(a), 5(b) and 6 of the Second Amendment, the rentable area of the Premises shall not be increased or decreased in connection with the Project Amenities (including the New Amenities) at the Project. All references in the Lease to the rentable area of the Premises being increased or decreased in connection with any Project Amenities (including the New Amenities) are hereby deleted in their entirety and of no further force or effect.
12.
Parking. As of the Premises Adjustment Date, Section 10 of the Original Lease shall be deleted in its entirety. In order to reflect the conversion of the Building from a single-tenant building to a multi-tenant building, the following new parking provision shall apply as of the Premises Adjustment Date.
a.
Generally. Subject to all applicable Legal Requirements, Force Majeure, a Taking and the exercise by Landlord of its rights under the Lease, Tenant shall have the right, in common with other parties having the right to use the parking areas serving the Project, to use 2.5 parking spaces per 1,000 rentable square feet of the remaining Premises (excluding the

3010 Science Park/Singular - Page 6

Reduction Premises), which shall be located in those areas designated for non-reserved parking, subject in each case to Landlord’s rules and regulations. Except for the costs and expenses provided for in the Lease, Tenant shall not, during the Base Term, be required to pay a separate fee to Landlord for the parking spaces provided to Tenant under the Lease. Landlord may allocate parking spaces among Tenant and other tenants in the Project pro rata as described above if Landlord determines that such parking facilities are becoming crowded. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties.
b.
Facilities Support Areas. 27 of the parking spaces allocated to Tenant shall be located in the parking garage under the Building, as shown on Exhibit G attached hereto, with 4 of such parking spaces (the “Facilities Support Areas”) being used by Tenant for facilities support, as shown on Exhibit G. Tenant acknowledges and agrees that all of Tenant’s obligations under the Lease shall apply with respect to the Facilities Support Areas as though the Facilities Support Areas were part of the Premises, except the obligation to pay additional Base Rent or Operating Expenses. Tenant shall maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, and take or cause to be taken all other actions necessary or required under applicable Legal Requirements in connection with the use of the Facilities Support Areas. Tenant shall not make any alterations, additions, or improvements to the Facilities Support Areas of any kind whatsoever. Tenant shall, at Tenant’s sole cost and expense, surrender the Facilities Support Areas at the expiration or earlier termination of the term of the Lease free of any debris and trash and free of any Hazardous Materials in accordance with the requirements of Section 28 of the Original Lease.
c.
Temporary Parking. Notwithstanding anything to the contrary contained in the Lease, during Landlord’s initial construction or subsequent renovation (such as, for example, to add solar panels) of the parking structure at the Project designated as B12 on Exhibit C attached hereto, up to 82 of the parking spaces allocated to Tenant (but not including the 27 parking spaces located in the parking garage under the Building) may, at Landlord’s option, be located in one or more parking areas located at 3033 Science Park Road and/or the vacant lot at the corner of Torreyana Road and Science Park Road.
13.
Back-Up Generator. Tenant acknowledges that the emergency generator serving the Building may be used by Tenant as well as other tenants of the Building, subject to the provisions of Section 11 of the Original Lease.
14.
Control Areas. As of the Premises Adjustment Date, Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the remaining Premises), as designated by the applicable building code, for chemical use or storage. As used in the preceding sentence, Tenant’s pro rata share of any control areas or zones located within the remaining Premises shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%. An exhibit showing the control areas located in the remaining Premises is attached hereto as Exhibit H which includes (i) 100% of Control Area 02, and (ii) 50% of Control Areas 00 and 01.
15.
Monument Sign. As of the Premises Adjustment Date, the second and third paragraphs of Section 38 of the Original Lease shall be deleted in their entirety. Tenant shall no longer have the right to display a Building Sign or a Monument Sign with its name and/or logo. For avoidance of doubt, Tenant shall be responsible for reimbursing Landlord for the reasonable cost of removing Tenant’s existing Building Sign and Tenant’s Monument Sign, including the repair of all damage resulting from such removal.

3010 Science Park/Singular - Page 7

As of the Premises Adjustment Date, Tenant shall have the right, at Tenant’s sole cost and expense, to display Tenant’s name and/or logo on a wall sign at the Building in the location and pursuant to the specifications designated on Exhibit I (the “Wall Sign”). Notwithstanding the foregoing, Tenant acknowledges and agrees that the Wall Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld and shall be consistent with the designs reflected on Exhibit I, Landlord’s signage program at the Project and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of the Wall Sign, for the removal of the Wall Sign at the expiration or earlier termination of this Lease and for the repair of all damage resulting from such removal.

16.
The Alexandria Amenities. For avoidance of doubt, commencing on the Premises Adjustment Date, Tenant shall only be required to pay the Amenities Fee based on the rentable square footage of the remaining Premises (excluding the Reduction Premises).
17.
Tenant’s HazMat Storage Shed Area. Tenant shall have the right during the Term to use those portions of the shared Hazardous Materials storage shed (the “Shared HazMat Storage Shed”) in the central utility plant next to the Building identified as HazMat Shed Compartment 1 and HazMat Shed Compartment 2 on Exhibit J attached hereto, for the storage of Tenant’s Hazardous Materials, once such areas are made available by Landlord for Tenant’s use. The portion of the Shared HazMat Storage Shed allocated for exclusive use by Tenant may be referred to herein as “Tenant’s HazMat Storage Shed Area”. Tenant acknowledges and agrees that all of Tenant’s obligations under the Lease shall apply with respect to Tenant’s HazMat Storage Shed Area as though Tenant’s HazMat Storage Shed Area were part of the Premises, except the obligation to pay additional Base Rent or Operating Expenses. Tenant shall maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, and take or cause to be taken all other actions necessary or required under applicable Legal Requirements in connection with the use of Tenant’s HazMat Storage Shed Area. Tenant shall not make any alterations, additions, or improvements to Tenant’s HazMat Storage Shed Area of any kind whatsoever. Tenant shall, at Tenant’s sole cost and expense, surrender Tenant’s HazMat Storage Shed Area at the expiration or earlier termination of the term of the Lease free of any debris and trash and free of any Hazardous Materials in accordance with the requirements of Section 28 of the Original Lease.
18.
California Accessibility Disclosure. Section 42(r) of the Original Lease is hereby incorporated into this Third Amendment by reference.
19.
OFAC. Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
20.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction, other than Savills, Cushman & Wakefield and CBRE, Inc. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Savills, Cushman & Wakefield and CBRE, Inc., claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

3010 Science Park/Singular - Page 8

21.
Miscellaneous.
a.
This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.
This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.
c.
This Third Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Third Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
d.
Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures are on the next page.]

3010 Science Park/Singular - Page 9

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.

TENANT:

SINGULAR GENOMICS SYSTEMS, INC.,

a Delaware corporation

By: /s/ Eric Stier
Its: SVP, General Counsel & Secretary

☒ I hereby certify that the signature, name, and title above are my signature, name and title

LANDLORD:

ARE-SD REGION NO. 27, LLC,

a Delaware limited liability company

By: ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership,

managing member

By: ARE-QRS Corp.,

a Maryland corporation

general partner

By: /s/ Gary Dean
 Its: Executive Vice President – Real Estate Legal Affairs

3010 Science Park/Singular - Page 10

EXHIBIT A

REDUCTION PREMISES

[Omitted]

EXHIBIT B

DESCRIPTION OF PREMISES

[Omitted]

EXHIBIT C

DESCRIPTION OF PROJECT

[Omitted]

EXHIBIT D

DEMISING IMPROVEMENTS

[Omitted]

EXHIBIT E

TENANT MAINTENANCE OBLIGATIONS

[Omitted]

EXHIBIT F

BILL OF SALE AND ASSIGNMENT

[Omitted]

Schedule 1

Personal Property

[Omitted]

EXHIBIT G

GARAGE PARKING

[Omitted]

3010 Science Park/Singular - Page 11

EXHIBIT H

CONTROL AREAS

[Omitted]

EXHIBIT I

WALL SIGNAGE

[Omitted]

EXHIBIT J

TENANT’S HAZMAT STORAGE AREA

[Omitted]

EXHIBIT K

FUME HOODS

[Omitted]